Exhibit 99.1

DOLLAR TREE, INC. REPORTS
THIRD QUARTER NET EARNINGS PER DILUTED SHARE OF $0.47
EARNINGS PER SHARE INCREASE 23.7% FROM THIRD QUARTER 2007

CHESAPEAKE, Va. – November 25, 2008 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s largest discount variety store chain selling everything for $1 or less, reported net earnings per diluted share of $0.47, for the fiscal third quarter ended November 1, 2008, an increase of 23.7% over the prior year.  As previously reported, sales for the quarter were $1.11 billion, an 11.6% increase from $997.8 million, for the same period, last year.  Comparable store sales increased 6.2% for the quarter.

“Customers continue to respond positively to our increased selection of basic consumable products, great seasonal merchandise and surprising values throughout the store,” said President and CEO Bob Sasser.  “We will continue to focus on the customer, and serving their needs in a very difficult economic environment.”

For the third quarter, gross margin was 34.1%, compared to 34.5% in last year’s third quarter.  The decrease in rate primarily reflects the impact of a planned shift in product mix and higher diesel fuel costs, slightly offset by improvements in inventory shrink.

Selling, general and administrative expenses, as a percentage of sales, were 27.8% in the third quarter of 2008, compared to 28.4% in the same quarter last year.  The rate improvement primarily reflects the company’s focus on expense control, reduced advertising expense and favorable leverage from the comparable store sales increase.

Operating margin in this year’s third quarter was 6.2%, versus 6.0% for the same period in 2007.

The Company estimates sales for the fourth quarter of 2008 to be in the range of $1.38 billion - $1.42 billion, based on low -to-low-mid single digit positive comparable store sales.  Fourth quarter diluted earnings per share are estimated to be in the range of $1.07 to $1.15.

Full year sales are now estimated to be in the range of $4.64 billion - $4.68 billion.  Full year diluted earnings per share are expected to be in the range of $2.45 - $2.53.

On Tuesday, November 25, 2008, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST.  The telephone number for the call is 888-277-7046.  A recorded version of the call will be available until midnight Tuesday, December 2, and may be accessed by dialing 888-203-1112, and the access code is 3289489.  International callers may dial 719-457-0820 and the access code is 3289489.  A webcast of the call will be accessible via Dollar Tree's website, www.DollarTree.com/medialist.cfm.

As of November 1, 2008, Dollar Tree operated 3,572 stores in 48 states.  During the third quarter, Dollar Tree opened 68 stores, closed 13 stores, and expanded or relocated 36 stores.  The Company’s retail selling square footage totaled approximately 30.1 million at November 1, 2008, a 6.7% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding our expectations for fourth -quarter sales and earnings per share, as well as full year sales and earnings per share.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 1, 2008 and our Quarterly Report on Form 10-Q filed September 10, 2008.  In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	Third Quarter ended		Nine Months ended
	Nov. 1,	Nov. 3,	Nov. 1,	Nov. 3,
	2008	2007	2008	2007

Net sales	$1,114.0	$997.8	$3,258.4	$2,944.0

Cost of sales	734.6	653.9	2,159.4	1,948.2

Gross profit	379.4	343.9	1,099.0	995.8
	34.1%	34.5%	33.7%	33.8%

Selling, general & administrative expenses	310.1	283.7	898.4	819.9
	27.8%	28.4%	27.6%	27.8%

Operating income	69.3	60.2	200.6	175.9
	6.2%	6.0%	6.2%	6.0%

Interest expense, net	2.3	3.7	5.8	6.9

Income before income taxes	67.0	56.5	194.8	169.0
	6.0%	5.7%	6.0%	5.7%

Income tax expense	23.9	20.6	70.5	62.4
Income tax rate	35.7%	36.5%	36.2%	36.9%

Net income	$43.1	$35.9	$124.3	$106.6
	3.9%	3.6%	3.8%	3.6%

Net earnings per share:
Basic	$0.48	$0.38	$1.38	$1.09
Weighted average number of shares	90.5	95.2	90.2	97.5

Diluted	$0.47	$0.38	$1.37	$1.09
Weighted average number of shares	91.0	95.7	90.6	98.1

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Nov. 1,	Feb. 2,	Nov. 3,
	2008	2008	2007

Cash and cash equivalents	$78.6	$40.6	$30.0
Short-term investments	-	40.5	-
Merchandise inventories	836.5	641.2	801.0
Other current assets	45.6	66.5	63.1
Total current assets	960.7	788.8	894.1

Property and equipment, net	725.8	743.6	748.7
Intangibles, net	144.3	147.8	149.1
Deferred tax assets	22.9	38.7	15.5
Other assets, net	68.0	68.8	60.5

Total assets	$1,921.7	$1,787.7	$1,867.9

Current portion of long-term debt	$17.6	$18.5	$18.5
Accounts payable	238.4	200.4	257.6
Other current liabilities	152.8	143.6	146.0
Income taxes payable, current	3.1	43.4	12.1
Total current liabilities	411.9	405.9	434.2

Long-term debt, excluding current portion	250.0	250.0	335.2
Income taxes payable, long-term	19.6	55.0	30.0
Other liabilities	100.1	88.4	83.7

Total liabilities	781.6	799.3	883.1

Shareholders' equity	1,140.1	988.4	984.8

Total liabilities and shareholders' equity	$1,921.7	$1,787.7	$1,867.9

STORE DATA:
Number of stores open at end of period	3,572	3,411	3,401
Total selling square footage (in millions)	30.1	28.4	28.2

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Nine Months Ended
	Nov. 1,	Nov. 3,
	2008	2007

Cash flows from operating activities:
Net income	$124.3	$106.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	119.8	117.9
Other non-cash adjustments	47.6	(5.7)
Changes in operating assets and liabilities	(205.2)	(136.6)
Total adjustments	(37.8)	(24.4)
Net cash provided by operating activities	86.5	82.2

Cash flows from investing activities:
Capital expenditures	(104.2)	(152.8)
Purchase of short-term investments	(34.7)	(875.3)
Proceeds from maturities of short-term investments	75.2	1,097.1
Purchase of restricted investments	(16.2)	(80.0)
Proceeds from maturities of restricted investments	15.5	78.9
Other	(0.4)	(6.5)
Net cash provided by (used in) investing activities	(64.8)	61.4

Cash flows from financing activities:
Principal payments under long-term debt and
capital lease obligations	(1.2)	(0.5)
Borrowings from revolving credit facility	-	270.1
Repayments of revolving credit facility	-	(184.9)
Proceeds from stock issued pursuant to stock-based
compensation plans	16.0	70.3
Payments for share repurchases	-	(367.1)
Tax benefit of stock options exercised	1.5	13.5
Net cash provided by (used in) financing activities	16.3	(198.6)
Net increase (decrease) in cash and cash equivalents	38.0	(55.0)
Cash and cash equivalents at beginning of period	40.6	85.0
Cash and cash equivalents at end of period	$78.6	$30.0